Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Expiration

and Results of its Exchange Offer for its

4.00% and 4.25% Senior Convertible Notes Due 2014

Coral Gables, FL (January 7, 2011) — MasTec, Inc. (NYSE: MTZ) announced today the expiration of its offer to exchange its outstanding senior convertible notes (“Old Notes”) for new notes that are substantially similar in all material terms, except the new notes will have an optional physical, cash or combination settlement feature and will contain certain conditional conversion features (“New Notes”). The full terms of the exchange offer, a description of the New Notes and the material differences between the New Notes and the Old Notes and other information relating to the exchange offer and MasTec are set forth in the amended registration statement, including the prospectus included therein, filed with the Securities and Exchange Commission.

The exchange offer expired at 12 midnight, New York City time, on January 6, 2011. As of the expiration of the exchange offer, holders of $102,029,000 and $97,000,000 aggregate principal amount of the 4.0% Old Notes and 4.25% Old Notes, respectively, representing approximately 88.7% and 97.0% of the 4.0% Old Notes and 4.25% Old Notes, respectively, have delivered valid tenders or notices of guaranteed delivery pursuant to the offer. All Old Notes that were properly tendered and not withdrawn have been accepted for exchange. The settlement of the exchange of New Notes for Old Notes is expected to take place on January 11, 2011.

The Company is offering to exchange the Old Notes for New Notes in an attempt to minimize the potential dilution associated with conversions of the notes.

Barclays Capital and Morgan Stanley acted as co-dealer managers for the exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements regarding the timing of the exchange offer and MasTec’s anticipated use of cash in connection with settlements of the New Notes in attempt to minimize potential dilution. MasTec’s anticipated use of cash in connection with any settlements of New Notes will depend on, among other things, applicable laws and contractual obligations, including its credit facility.